UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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OraSure Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ORASURE TECHNOLOGIES, INC.

220 East First Street

Bethlehem, Pennsylvania 18015

April 9, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders to be held on Tuesday, May 15, 2007, at the Historic Hotel Bethlehem, 437 Main Street, Bethlehem, Pennsylvania 18018, at 10:00 a.m. Eastern Time. Your Board of Directors and Executive Management Team look forward to personally greeting those present. If you cannot attend in person, we are pleased to offer a live webcast of the Annual Meeting, which you can access by going to our website, www.orasure.com.

At the meeting, you will be asked to (i) elect two Class I Directors to serve on the Board of Directors until the Annual Meeting of Stockholders in 2010; (ii) ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2007; and (iii) transact such other business as may properly come before the meeting or any adjournments thereof.

Your Board of Directors has approved the nominees for Director and recommends that you vote FOR their election to the Board. In addition, your Board of Directors recommends that you vote FOR the ratification of KPMG’s appointment.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting in person, we urge you to submit your vote as soon as possible. You will have the option to vote by telephone, via the Internet, or by completing, signing, dating, and mailing the enclosed Proxy Card in the accompanying postage prepaid envelope. Additional details on these options can be found in the attached Proxy Statement and Proxy Card. You may, of course, attend the Annual Meeting and vote in person regardless of whether you have previously voted by phone, the Internet or mail.

We look forward to seeing you at the meeting.

Sincerely yours,

Douglas A. Michels

President and Chief Executive Officer

ORASURE TECHNOLOGIES, INC.

220 East First Street

Bethlehem, Pennsylvania 18015

Notice of Annual Meeting of Stockholders

to be held May 15, 2007

To the Stockholders of OraSure Technologies, Inc.:

The Annual Meeting of Stockholders of OraSure Technologies, Inc., a Delaware corporation, will be held at the Historic Hotel Bethlehem, 437 Main Street, Bethlehem, Pennsylvania 18018, on Tuesday, May 15, 2007, at 10:00 a.m. Eastern Time for the following purposes:

1.    To elect two Class I Directors;

2.    To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2007; and

3.    To consider such other business as may properly come before the meeting or any adjournments thereof.

Additional information is included in the Proxy Statement accompanying this Notice. Only holders of Common Stock of record at the close of business on March 26, 2007, will be entitled to vote at the Annual Meeting of Stockholders and any adjournments thereof.

By Order of the Board of Directors,

Jack E. Jerrett

Secretary

April 9, 2007

Bethlehem, Pennsylvania

YOUR VOTE IS IMPORTANT.    Whether or not you plan to attend the Annual Meeting, you are urged to vote your shares as promptly as possible by telephone, via the Internet, or by completing, signing, dating and returning the enclosed Proxy Card, as described in the attached Proxy Statement. Voting by phone, the Internet or mail does not deprive you of your right to attend the Meeting and to vote your shares in person.

ORASURE TECHNOLOGIES, INC.

220 East First Street

Bethlehem, Pennsylvania 18015

Proxy Statement

This Proxy Statement is being mailed on or about April 9, 2007, to stockholders of OraSure Technologies, Inc., a Delaware corporation (the “Company”), in connection with the Company’s solicitation of proxies (each, a “Proxy”) for use at the Annual Meeting of Stockholders to be held on May 15, 2007, at 10:00 a.m. Eastern Time, at the Historic Hotel Bethlehem, 437 Main Street, Bethlehem, Pennsylvania 18018, and at any adjournments thereof (the “Annual Meeting”).

Proxies

If represented by a properly executed Proxy, whether delivered by phone, the Internet or mail, as described below, your shares will be voted in accordance with your instructions. If you do not provide a Proxy with instructions, your shares will be voted according to the recommendations of our Board of Directors (the “Board”) as stated on the Proxy. You may revoke the authority granted by your Proxy at any time before the Annual Meeting by notice in writing delivered to the Secretary of the Company, by delivering a subsequently dated Proxy, or by attending the Annual Meeting, withdrawing the Proxy and voting in person.

At the Annual Meeting, action will be taken on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders and described in this Proxy Statement. The Board knows of no other matters to be presented for action at the Annual Meeting. If any other matters do properly come before the Annual Meeting, the persons named in the Proxy Card will have discretionary authority to vote on those matters in accordance with their best judgment.

The cost of soliciting Proxies will be borne by us. In addition to solicitations by mail, certain of our Directors, officers and regular employees may solicit Proxies personally or by telephone or other means without additional compensation.

Arrangements will also be made with brokerage firms and other custodians, nominees, and fiduciaries to forward solicitation material to the beneficial owners of stock held of record by such persons, and we will, upon request, reimburse them for their reasonable expenses in so doing.

Voting Procedures

You will have a choice of voting over the phone, via the Internet or by completing and mailing a traditional paper Proxy Card, as described below. Please check your Proxy Card or the information forwarded by your bank, broker or other holder of record to determine which options are available to you.

Voting by Mail.    If you desire to vote by using the paper Proxy Card included with this Proxy Statement instead of by telephone or the Internet, you may do so by completing, signing, dating and returning the Proxy Card in the enclosed, pre-addressed envelope. Postage need not be affixed to the envelope if mailed in the United States.

Voting by Phone or Internet.    Instead of voting by use of the paper Proxy Card, you may be able to vote by phone or the Internet. Whether you may do so will depend on how your shares are held.

If your shares are registered in your name with Mellon Investor Services LLC, our transfer agent, you may vote those shares by telephone by calling Mellon Investor Services LLC at 1-866-540-5760 (toll free in the United States or Canada only) or via the Internet at the following website: www.proxyvoting.com/osur. You may vote by telephone or the Internet by doing so by 11:59 pm Eastern Time (8:59 pm Pacific Time) on May 14, 2007. Additional instructions can be found on the paper Proxy Card accompanying this Proxy Statement.

If your shares are registered in the name of a broker, bank or other registered holder, you may be able to vote by phone or the Internet if the broker, bank or other record holder has procedures for telephone or Internet voting. If you desire to use either of these voting options, please follow the procedures provided to you by your broker, bank or other record holder.

The telephone and Internet voting procedures are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that your instructions have been recorded properly. If you vote via the Internet, you should understand that there may be costs associated with this method of voting, such as usage charges from Internet access providers and telephone companies, that you must pay.

Submitting a Proxy by mail, the phone or the Internet will not affect your right to vote in person at the Annual Meeting.

Electronic Access to Proxy Materials and Annual Report.    The Notice of Annual Meeting, the Proxy Statement and our 2006 Annual Report are available on our website at http://www.orasure.com. If you are a stockholder of record and would like to view future proxy statements and annual reports over the Internet instead of receiving copies in the mail, please follow the instructions on the paper Proxy Card if you vote by mail or follow the instructions provided when you vote by phone or over the Internet. If you hold your shares through a bank, broker or other holder, check the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet. Opting to receive your proxy materials and annual report online will save us the cost of producing these materials and mailing them to you in the future.

Voting Securities

On March 26, 2007, the record date for determining stockholders entitled to vote at the Annual Meeting, we had outstanding and entitled to vote at the meeting 46,855,010 shares of common stock, par value $.000001 per share (“Common Stock”). Each share of Common Stock is entitled to one vote on any matter brought before the Annual Meeting. A majority of the shares of Common Stock outstanding as of the record date, represented in person or by Proxy at the Annual Meeting, will constitute a quorum for the transaction of business.

Principal Stockholders

The following table sets forth information, as of March 26, 2007, regarding the beneficial ownership of the Company’s Common Stock by (a) each person who is known by us to be the beneficial owner of more than five percent of the Common Stock outstanding, (b) each Director and nominee for election as Director, (c) each of our executive officers named in the Summary Compensation Table in this Proxy Statement under “Executive Compensation,” and (d) all of our directors and executive officers as a group. Unless otherwise indicated, the address of each person identified below is c/o OraSure Technologies, Inc., 220 East First Street, Bethlehem, Pennsylvania 18015.

Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shares of Common Stock which a person has a right to acquire pursuant to the exercise of stock options and warrants held by that person that are exercisable within 60 days of March 26, 2007 are deemed to be outstanding for the purpose of computing the percentage ownership of that person, but are not deemed outstanding for computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)(2)	Percent of Class
Wells Fargo & Company(3) 420 Montgomery Street San Francisco, CA 94104	5,631,748	12.02%

BlackRock, Inc.(4) 40 East 52nd Street New York, NY 10022	5,395,311	11.51%

First Manhattan Co.(5) 437 Madison Avenue New York, NY 10022	3,338,600	7.13%

Douglas A. Michels	823,915	1.75%

Ronald H. Spair	614,081	1.30%

P. Michael Formica	404,377	*

Roger L. Pringle(6)	285,927	*

Joseph E. Zack	307,742	*

Stephen R. Lee, Ph.D.	178,676	*

Douglas G. Watson	196,250	*

Frank G. Hausmann	173,750	*

Ronny B. Lancaster	103,750	*

Charles W. Patrick	30,416	*

Jack Goldstein, Ph.D.	23,750	*

Michael Celano	15,416	*

All directors and executive officers as a group (14 people)	3,541,970	7.19%

*	Less than 1%

(1)	Subject to community property laws where applicable, beneficial ownership consists of sole voting and investment power except as otherwise indicated.

(2)	Includes shares subject to options exercisable within 60 days of March 26, 2007, as follows: Mr. Michels, 352,133 shares; Mr. Spair, 412,519 shares; Mr. Formica, 310,198 shares; Mr. Pringle, 249,302 shares; Mr. Zack, 237,655 shares; Dr. Lee, 58,083 shares; Mr. Watson, 196,250 shares; Mr. Hausmann, 173,750 shares; Mr. Lancaster, 103,750 shares; Mr. Patrick, 30,416 shares; Dr. Goldstein, 23,750 shares; Mr. Celano, 15,416 shares; and all directors and executive officers as a group, 2,441,902 shares. Also includes 325,650, 134,000, 47,250, 47,250 and 106,916 restricted shares held by Mr. Michels, Mr. Spair, Mr. Formica, Mr. Zack and Dr. Lee, respectively.

(3)	Based on information contained in a Schedule 13G/A filed February 9, 2007 by Wells Fargo & Company (“Wells Fargo”), on behalf of its subsidiaries, Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC. Wells Fargo has sole voting power with respect to 5,575,266 shares, sole dispositive power with respect to 5,629,248 shares and shared dispositive power with respect to 2,500 shares.

(4)	Based on information contained in a Schedule 13G/A filed February 13, 2007, by BlackRock, Inc. (“BlackRock”) on behalf of its subsidiaries, including the Master Value Opportunities Trust (“MVOT”). BlackRock has shared voting and dispositive power with respect to the indicated shares, which include 4,190,272 shares held by MVOT.

(5)	Based on information contained in a Schedule 13G/A filed February 12, 2007 by First Manhattan Co. (“FMC”). FMC has sole voting and dispositive power with respect to the indicated shares.

(6)	Includes 1,500 shares owned by Mr. Pringle’s spouse.

Corporate Governance

Director Independence

We have adopted Corporate Governance Guidelines which, among other things, require that a majority of the members of the Board meet the independence requirements of the Securities and Exchange Commission (“SEC”) and The NASDAQ Stock Market (“NASDAQ”), on which our Common Stock is listed. A copy of our Corporate Governance Guidelines is available on our website at www.orasure.com.

Each year our Board conducts a review of Director independence. The most recent review occurred in February 2007, during which the Board considered transactions and relationships, if any, between each Director or any member of such Director’s immediate family and the Company. As a result of this review, the Board determined that Michael Celano, Jack Goldstein, Ph.D., Frank G. Hausmann, Ronny B. Lancaster, Charles W. Patrick, Roger L. Pringle and Douglas G. Watson are “independent,” as that term is defined in the applicable rules of NASDAQ and the SEC. In concluding that Mr. Celano is independent, the Board considered his past service with KPMG LLP, our current independent registered public accounting firm, and Arthur Andersen LLP, our independent public accountants prior to KPMG LLP.

Only Douglas A. Michels and Ronald H. Spair were determined by the Board not to be independent. Mr. Michels is not independent because he is employed as our President and Chief Executive Officer, and Mr. Spair is not independent because he is employed as our Chief Operating Officer and Chief Financial Officer. Based on the foregoing, the Board of Directors is comprised of a majority of independent Directors.

Board Meetings

The Board held seven meetings and acted by written consent on six occasions during the year ended December 31, 2006. Each member of the Board attended more than 75 percent of the combined total of meetings of the Board and of the committees of the Board on which such member served during the period in the year in which he served as a Director, except for Dr. Goldstein. Dr. Goldstein joined the Board in May 2006 and missed one Board meeting and one Audit Committee meeting out of the total six meetings of both the Board and Audit Committee held after he became a Director.

Annual Meeting and Stockholder Communications

The Board has approved a policy concerning Board members’ attendance at our annual meeting of stockholders and a process for security holders to send communications to members of the Board. Our 2006 Annual Meeting of Stockholders held on May 16, 2006 was attended by all members of the Board, as constituted at that time. Descriptions of the Board’s policy on annual meeting attendance and the process for security holders to send communications to the Board are provided on our website, at www.orasure.com.

Committees of the Board

The Board currently has three standing committees – the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each Committee is composed entirely of independent Directors.

Audit Committee.    The Audit Committee oversees the Company’s accounting and financial reporting process, internal controls and audits, and consults with management and the Company’s independent registered public accounting firm on, among other items, matters related to the annual audits, the published financial statements and the accounting principles applied. As part of its duties, the Audit Committee appoints, evaluates and retains the Company’s independent registered public accounting firm. It also maintains direct responsibility for the compensation, termination and oversight of the Company’s independent registered public accounting firm and evaluates the independent registered public accounting firm’s qualifications, performance and independence. The Audit Committee approves all services provided to the Company by the independent registered public accounting firm. The Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company, regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee operates pursuant to a written charter, a copy of which is available on our website at www.orasure.com.

Members of the Audit Committee are Douglas G. Watson, Chairman, Michael Celano, Jack Goldstein, Ph.D. and Ronny B. Lancaster. Each member of the Audit Committee is “independent,” as defined in the Exchange Act and applicable NASDAQ rules. The Board has determined that Messrs. Watson and Celano are each an “audit committee financial expert,” as that term is defined by applicable rules of the SEC. The Audit Committee met six times and acted by written consent on one occasion during the year ended December 31, 2006.

Compensation Committee.    The primary responsibility of the Compensation Committee is to assist the Board in fulfilling its oversight responsibilities with respect to all types of compensation for our officers and non-employee Directors. Our overall compensation philosophy, as determined by the Compensation Committee and approved by the Board, is to (i) reward the financial performance of the Company and achievement by the executive officers of financial and other individual performance objectives, (ii) align the interests of the executive officers with the interests of our stockholders, (iii) provide long-term incentives for the executive officers, and (iv) set compensation levels sufficiently competitive to attract and retain high quality executives and to motivate them to contribute to our success.

On an annual basis, the Compensation Committee evaluates the performance of the Chief Executive Officer against previously established goals and objectives and reviews the performance evaluations and compensation recommendations for other executive officers provided by the Chief Executive Officer. Based on the foregoing, along with a review of compensation provided at comparable medical diagnostic and healthcare companies and the recommendations of a compensation consultant engaged by the Committee, the Compensation Committee determines cash and equity compensation for the Chief Executive Officer, other executive officers and the non-employee members of the Board. Compensation for the Chief Executive Officer is submitted for approval by a majority of independent Directors on the Board.

On an as-needed basis, the Compensation Committee retains independent compensation consultants to assist the Compensation Committee in evaluating and structuring our executive compensation programs and making compensation decisions. During 2006, Aon Consulting and Mercer Human Resources Consulting were engaged for this purpose. A further discussion of the role of the Compensation Committee, our processes and procedures for determining executive officer and non-employee Director compensation, and the services provided by Aon and Mercer are set forth in the Section entitled, “Compensation Discussion and Analysis,” in this Proxy Statement.

The Committee is authorized to delegate any of its responsibilities to subcommittees or individuals, as the Committee deems appropriate. To date, the Committee has not exercised this right.

The Compensation Committee operates pursuant to a written charter, a copy of which is available on our website at www.orasure.com. Members of the Compensation Committee are Roger L. Pringle, Chairman, Charles W. Patrick and Douglas G. Watson. Each member of the Compensation Committee is “independent,” as defined in applicable NASDAQ rules. The Compensation Committee met nine times and acted by written consent on one occasion during the year ended December 31, 2006.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee of the Board identifies, evaluates and recommends to the Board candidates for election or re-election to the Board. In addition, this Committee is responsible for developing, recommending for Board approval and administering our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee operates pursuant to a written charter. Copies of the Committee’s charter and the Company’s Corporate Governance Guidelines are available on our website at www.orasure.com.

Members of the Nominating and Corporate Governance Committee are Ronny B. Lancaster, Chairman, Charles W. Patrick, and Roger L. Pringle. Each member of the Nominating and Corporate Governance Committee is “independent,” as defined in applicable NASDAQ rules. The Nominating and Corporate Governance Committee met one time and acted by written consent on two occasions during the year ended December 31, 2006.

In evaluating and recommending candidates for the Board, the Nominating and Corporate Governance Committee will consider candidates recommended by members of the Committee or the Board of Directors, officers or employees of the Company, the Company’s security holders and other business contacts. The Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates. Candidates recommended by security holders will be considered by the Nominating and Corporate Governance Committee in the same manner as candidates recommended by other sources, but only if the security holder makes its recommendation in accordance with the advance notification provisions set forth in the Company’s By-laws. For a description of these provisions, see the Section entitled, “Nomination of Directors,” in this Proxy Statement.

In evaluating new candidates for Board nomination, the Nominating and Corporate Governance Committee considers one or more of the following factors, as well as any other factors determined to be relevant by the Committee based on the needs of the Board and Company: independence, integrity, knowledge, judgment, character, leadership skills, education, experience, financial literacy, technical background, and standing in the community. In evaluating incumbent Directors for re-election, the Nominating and Corporate Governance Committee considers that Director’s overall service to the Company, including the number of meetings attended, level of participation, quality of performance and other factors deemed relevant by the Committee.

Nomination of Directors

Our Bylaws provide that nominations for election to the Board may be made by the Board or by any stockholder entitled to vote for the election of Directors at the Annual Meeting. A stockholder’s notice of nomination must be made in writing to the Company’s Secretary and must be delivered to or received at our principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the meeting. However, in the event that less than one hundred (100) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. The notice to the Secretary must set forth, with respect to the nominee, the name, age, business address, residence address, and principal occupation or employment of the person, the class and number of shares of capital stock of the Company which are beneficially owned by the person, and any other information relating to the person that is required to be disclosed in solicitations for proxies for election of Directors pursuant to Regulation 14A under the Exchange Act. The notice must also include the name and record address of the stockholder making the nomination and the class and number of shares of capital stock of the Company that are beneficially owned by the stockholder. We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as a Director of the Company.

Report of the Audit Committee

The information contained in this report shall not be deemed to be “soliciting material” or “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to liability under that Section. This report shall not be deemed “incorporated by reference” into any document filed under the Securities Act of 1933, as amended, or the Exchange Act, whether such filing occurs before or after the date hereof, regardless of any general incorporation language in such filing.

The role of the Audit Committee is to assist the Board of Directors in fulfilling its responsibilities to oversee management’s conduct of the Company’s financial reporting process, including monitoring (1) the participation of management and the outside independent registered public accounting firm in the financial reporting process, (2) the Company’s systems of internal accounting and financial controls, (3) the annual independent audit of the Company’s financial statements and (4) the qualifications, independence and performance of the outside independent registered public accounting firm. The Committee selects the Company’s outside independent registered public accounting firm, and once selected, the outside independent registered public accounting firm reports directly to the Committee. The Committee is responsible for approving both audit and non-audit services to be provided by the outside independent registered public accounting firm. The Committee operates pursuant to a Charter that was last amended and restated by the Board on May 18, 2004.

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles. The Committee’s responsibility is to monitor and review these processes. It is not the Committee’s duty or responsibility to conduct auditing or accounting reviews.

In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management, which included a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee met with the independent registered public accounting firm, with and without management, to discuss the results of their examination and their judgments regarding the Company’s accounting policies. The Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as currently in effect. Finally, the Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as currently in effect, has considered whether the provision of non-audit services by the independent registered public accounting firm to the Company is compatible with maintaining the firm’s independence and has discussed with the independent registered public accounting firm the firm’s independence.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Committee’s Charter, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC and selected KPMG LLP as the independent registered public accounting firm for fiscal year 2007. The Board is recommending that stockholders ratify that selection at the Annual Meeting.

SUBMITTED BY THE AUDIT COMMITTEE

OF THE COMPANY’S BOARD OF DIRECTORS

Douglas G. Watson, Chairman

Michael Celano

Jack Goldstein, Ph.D.

Ronny B. Lancaster

March 5, 2007

Executive Officers

The table below provides information about the executive officers of the Company as of March 26, 2007. Officers of the Company hold office at the discretion of the Board.

Name	Age	Position
Douglas A. Michels	50	President and Chief Executive Officer
Ronald H. Spair	51	Chief Financial Officer and Chief Operating Officer
Stephen R. Lee, Ph.D.	47	Executive Vice President and Chief Science Officer
P. Michael Formica	56	Executive Vice President, Operations
Joseph E. Zack	55	Executive Vice President, Marketing and Sales
Jack E. Jerrett	48	Senior Vice President, General Counsel and Secretary
Mark L. Kuna	43	Senior Vice President, Finance, Controller and Assistant Secretary

Douglas A. Michels has been the Company’s President and Chief Executive Officer since June 2004. Prior to that, Mr. Michels served as Group Vice President, Global Marketing of Ortho-Clinical Diagnostics from January 2004 to June 2004, President of Ortho-Clinical Diagnostics International from January 2002 to December 2003, President of Johnson & Johnson Healthcare Systems, Inc. from January 2000 to December 2001, and Vice President Sales & Marketing of Johnson & Johnson Healthcare Systems, Inc. from June 1997 to December 1999. Earlier in his career, Mr. Michels held various positions of increasing responsibility within the Johnson & Johnson family of companies, including Vice President, Sales & Marketing, Vice President/General Manager – Immunocytometry Business, Executive Director Sales & Marketing, Director of Marketing, Director of Sales, and Regional Sales Manager for Ortho Diagnostic Systems, Inc. Prior to joining Johnson & Johnson, Mr. Michels worked for the Diagnostics Division of Abbott Laboratories in various sales and product management positions. Mr. Michels received a B.S. degree in Public Health Administration from the University of Illinois and an M.B.A. from Rutgers University.

Ronald H. Spair has been the Company’s Chief Financial Officer and Chief Operating Officer since September 2006 and served as Executive Vice President and Chief Financial Officer since November 2001. Prior to that time, Mr. Spair was Vice President, Chief Financial Officer and Secretary of Delsys Pharmaceutical Corporation, a pharmaceutical manufacturing system development company, from January 2001 to September 2001. Prior to joining Delsys, he was Senior Vice President, Chief Financial Officer and Secretary of SuperGen, Inc., a pharmaceutical company, from August 1999 to January 2001. Prior to joining SuperGen, Mr. Spair was Senior Vice President, Chief Financial Officer and Secretary of Sparta Pharmaceuticals, Inc., a development stage pharmaceutical company. Mr. Spair received both his B.S. in Accounting and M.B.A. from Rider College. He is also a licensed Certified Public Accountant and is a member of the New Jersey Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

Stephen R. Lee, Ph.D. has been the Company’s Executive Vice President and Chief Science Officer since September 2005. Prior to that time, Dr. Lee worked at Ortho-Clinical Diagnostics, a Johnson & Johnson company since 1990, serving as Vice President, Assay Research & Development from 2002 to 2005, Executive Director, Worldwide Immunodiagnostic Product Development from 2000 to 2002, and Director, Infectious Disease Assay Development from 1996 to 2000. Dr. Lee has had responsibility for or direct involvement in the development of over 40 major diagnostic assays, in such areas as infectious disease, cardiology, oncology and other conditions. In 1997, Dr. Lee was awarded the Johnson Medal, Johnson & Johnson’s highest award for Research and Development. Prior to joining Ortho, Dr. Lee worked as a scientist for both Wampole Labs and Immunicon Corporation. Dr. Lee received a Ph.D. degree in Biochemistry from Cardiff University (U.K.) in 1985 and a BSc. in Biochemistry from Sheffield University (U.K.) in 1981.

P. Michael Formica has been the Company’s Executive Vice President, Operations since November 2002 and served as Senior Vice President, Operations for the Company and its predecessor, STC Technologies, Inc., since May 2000. Prior to that time, Mr. Formica was Division Manager, Mobil Measurement Technologies for Dräger Sicherheitstechnik GmbH (now called Dräger Safety AG & Co. KGaA), in Lüebeck, Germany, for eight years with worldwide responsibility, and Director Sales and Marketing, National Draeger, Inc. (USA) for two years. Dräger is a world leader in chemical detection systems for the industrial safety market, and breath alcohol detection instrumentation. Mr. Formica received his B.S. in Electrical Engineering from West Virginia University and his M.B.A. from the Graduate School of Industrial Administration, Carnegie Mellon University.

Joseph E. Zack has been the Company’s Executive Vice President, Marketing and Sales since September 2002. Prior to that time, Mr. Zack served as Vice President, Marketing and Sales for OraPharma, Inc., a specialty pharmaceutical company focused on oral healthcare, since 1998. Prior to joining OraPharma, Mr. Zack held executive level marketing and sales positions with Advanced Tissue Sciences, Inc. and the CIBA-GEIGY Pharmaceutical Division. Mr. Zack received his B.A. in Biology from Colgate University and his M.B.A. from St. John’s University.

Jack E. Jerrett has been the Company’s Senior Vice President and General Counsel since February 2003 and served as Vice President and General Counsel since November 2000. He has also served as the Company’s Secretary since February 2001. Prior to joining the Company, Mr. Jerrett served in the positions of Associate General Counsel and Senior Counsel at PPL Electric Utilities Corporation, and acted as general counsel to PPL Gas Utilities Corporation, since July 1998. Prior to that time, Mr. Jerrett was Senior Corporate Attorney of Union Pacific Corporation and an Associate with Morgan, Lewis & Bockius. Mr. Jerrett received his B.S. in Accounting from Villanova University and his J.D. from the Villanova University School of Law. He is a member of the Pennsylvania Bar and the American and Pennsylvania Bar Associations.

Mark L. Kuna has been the Company’s Senior Vice President, Finance and Controller since September 2006, and served as Vice President and Controller since February 2003 and as Controller since February 2001. Mr. Kuna has also served as the Company’s Assistant Secretary since May 2002 and provided accounting and financial analysis support since joining the Company in October 2000. Prior to that time, Mr. Kuna served as Director of Financial Planning and Analysis for the greater Philadelphia region of XO Communications, Inc., and

Vice President and Principal Accounting Officer of Wedco Technology, Inc. Prior to joining Wedco Technology, he was an accountant with Deloitte and Touche. Mr. Kuna received his B.S. in Accounting from the University of Scranton, is a licensed Certified Public Accountant, and is a member of the Pennsylvania and American Institutes of Certified Public Accountants.

Transactions With Related Persons

Since January 1, 2006, there have been no transactions with related persons which would require disclosure in this Proxy Statement. The Audit Committee is required to review and approve in advance all transactions with related persons involving the Company. This responsibility is described in the Audit Committee’s charter, a copy of which is available on our website at www.orasure.com.

Information regarding employment and severance agreements between our executive officers and the Company is set forth in the Section entitled, “Employment Agreements and Potential Payments Upon Termination or Change in Control,” in this Proxy Statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and Directors and persons who own more than ten percent of our Common Stock (collectively, “Reporting Persons”) file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms they file.

As a matter of practice, our administrative staff assists each of the Reporting Persons who are employees and Directors of the Company in preparing initial reports of ownership and reports of changes in beneficial ownership and filing such reports with the SEC and the NASDAQ. Based solely on a review of the copies of forms filed by or on behalf of the Reporting Persons and on written representations (if any) from each of the Reporting Persons, we believe that all Reporting Persons complied with all applicable filing requirements with respect to the year 2006.

ITEM 1.	Election of Directors

At the Annual Meeting, you will be asked to vote on the election of two Class I Directors. A majority of the independent members of the Board have nominated Jack Goldstein, Ph.D. and Douglas G. Watson for election as Class I Directors, for terms expiring at the Annual Meeting of Stockholders in 2010. The nominees for election as Directors are presently members of our Board. Dr. Goldstein has served as a member of the Board and as a member of the Audit Committee since May 2006, and Mr. Watson has served on the Board since May 2002, as Chairman of the Board since March 2003, as Chairman of the Audit Committee since August 2006 and as a member of the Compensation Committee since May 2003.

Frank G. Hausmann, who has served as a Class I member of the Board since September 2000 and as Chairman of the Audit Committee for much of that time, was not nominated to stand for re-election to the Board. Accordingly, Mr. Hausmann’s service on the Board will end as of the Annual Meeting. We wish to thank Mr. Hausmann for his many years of service to the Company and wish him well in his future endeavors.

In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted for the two nominees, each of whom has consented to be named and to serve if elected. If a quorum is present, each nominee will be elected if he receives a plurality of the votes cast by shares present in person or by Proxy and entitled to vote at the Annual Meeting. Abstentions and shares as to which a broker or other nominee has indicated on a duly executed and returned Proxy or otherwise advised us that it lacks voting authority will have no effect on the required vote. Your Board recommends that you vote FOR the election of the Director nominees.

We do not know of anything that would preclude any nominee from serving. However, should any nominee for any reason become unable or unwilling to serve as a Director, the persons named in the enclosed Proxy Card will vote the shares represented by each Proxy for such substitute nominee as the Board may approve.

Any vacancy that occurs on the Board that results from an increase in the number of Directors may be filled by the affirmative vote of a majority of the Directors then in office, and any other vacancy on the Board may be filled by the affirmative vote of a majority of the Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director.

Certain information with respect to each person nominated for election as a Director and each person whose term of office as a Director will continue after the Annual Meeting is set forth below.

Name	Principal Occupation	Age	Director Since
Class I (Nominees for Terms of Office Expiring in 2010):
Jack Goldstein, Ph.D.	Former President and Chief Operating Officer of Chiron Corporation	59	2006
Douglas G. Watson	Chief Executive Officer of Pittencrieff Glen Associates	62	2002

Class II (Directors Whose Terms of Office Expire in 2008):
Ronny B. Lancaster	Senior Vice President for Federal Government Relations of Assurant, Inc.	55	2003
Roger L. Pringle	President of The Pringle Company	66	2000
Ronald H. Spair	Chief Financial Officer and Chief Operating Officer of the Company	51	2006

Class III (Directors Whose Terms Expire in 2009):
Michael Celano	Vice President, Finance and Chief Financial Officer for BioRexis Pharmaceutical Corporation	48	2006
Douglas A. Michels	President and Chief Executive Officer of the Company	50	2004
Charles W. Patrick	Principal, Patrick Consulting	52	2006

Jack Goldstein, Ph.D. became a member of the Board in May 2006. Since 2002, Dr. Goldstein worked for Chiron Corporation, one of the foremost global biopharmaceutical companies, first as President of the Chiron Blood Testing Division until November 2004 and subsequently as President and Chief Operating Officer of the company until its merger with Novartis A.G. in April 2006. From 2000 to 2002, Dr. Goldstein was General Partner at Windamere Venture Partners, L.L.C., a venture fund making investments in early stage biotechnology, pharmaceutical, medical device and diagnostic companies. From 1997 to 2001, Dr. Goldstein was President and CEO of Applied Imaging Corporation, a leading supplier of instrument systems for prenatal and cancer genetics. From 1999 until 2002, Dr. Goldstein also served as Chairman of the Board of Applied Imaging. From 1986 to 1997, Dr. Goldstein worked for Johnson & Johnson in various executive management positions, including President of Ortho Diagnostic Systems and Executive Vice President of Professional Diagnostics at Johnson & Johnson World Headquarters. Dr. Goldstein holds a B.A. degree in Biology from Rider University, and an M.S. in Immunology and a Ph.D. in Microbiology from St. John’s University. In addition, Dr. Goldstein serves on the Boards of Illumina Inc. and Immucor, Inc.

Douglas G. Watson became a member of the Board in May 2002 and became Chairman of the Board in March 2003. Since July 1999, Mr. Watson has been Chief Executive Officer of Pittencrieff Glen Associates, a

leadership and management consulting firm, which he founded. Prior to that, Mr. Watson served as President and Chief Executive Officer of Novartis Corporation, the U.S. subsidiary of Novartis A.G., President and Chief Executive Officer of Ciba-Geigy Corporation, President of the Ciba Pharmaceuticals Division and Senior Vice President of Planning and Business Development of Ciba’s U.S. Pharmaceuticals Division. Mr. Watson holds an M.A. degree in pure mathematics from Churchill College, Cambridge University, and is a member of the Chartered Institute of Management Accountants. Mr. Watson also serves on the Boards of BioMimetic Therapeutics, Inc., Dendreon Corporation, Genta Inc. and Javelin Pharmaceuticals Inc.

Ronny B. Lancaster became a member of the Board in May 2003. Mr. Lancaster has served as Senior Vice President, Federal Government Relations of Assurant, Inc., a provider of specialty insurance and insurance-related products and services since September 2005. From 2003 until September 2005, Mr. Lancaster served as Chief Operating Officer of the Morehouse School of Medicine in Atlanta, Georgia, as Senior Vice President for Management Policy from 1996 to 2003 and as Vice President for Health and Social Policy from 1993 to 1996. Prior to that, Mr. Lancaster was Executive Assistant to the Secretary and Principal Deputy Assistant Secretary for Planning and Evaluation at the U.S. Department of Health and Human Services (“HHS”), where his responsibilities included a wide range of policy, program and management matters. Prior to serving at HHS, Mr. Lancaster was General Counsel of Hamilton Enterprises, Inc., Senior Washington Representative for Blue Cross/Blue Shield Association, Chief of the Division of Fee-For-Service Plans at the U.S. Office of Personnel Management, and Executive Assistant to the Chairman at the National Institute for Advanced Studies. Mr. Lancaster received his B.A. in Economics from the Catholic University of America, his M.B.A. from the Wharton School of the University of Pennsylvania, and his J.D. degree from The Georgetown University Law Center. He is also admitted to the Bars of Pennsylvania and the District of Columbia.

Roger L. Pringle has served on the Board since September 2000, when the Company was formed by the merger of Epitope, Inc. (“Epitope”) and STC Technologies, Inc. Prior to that, Mr. Pringle served as Chairman of the Board and a member of the Board of Directors of Epitope, and was a director of Agritope, Inc., a plant genetics subsidiary of Epitope, since 1990. Mr. Pringle is the President of The Pringle Company, a strategy and executive consulting firm in Portland, Oregon. Mr. Pringle currently serves on the boards of directors of North Pacific Group and Prolifiq Software, Inc. Mr. Pringle received a B.S. in Business from Oregon State University and an MBA from the University of Oregon.

For biographical information on Mr. Spair, see the Section entitled, “Executive Officers,” in this Proxy Statement.

Michael Celano became a member of the Board in October 2006. Mr. Celano has served as Vice President, Finance and Chief Financial Officer for BioRexis Pharmaceutical Corporation, a biopharmaceutical company, since September 2004, and has had extensive experience in accounting and financial matters involving public companies. Before joining BioRexis, Mr. Celano served as a partner with KPMG LLP, in charge of its Mid-Atlantic Life Sciences Practice, from June 2002 to August 2004, and was co-leader of its National Life Science Practice. Prior to joining KPMG, Mr. Celano was co-leader of the Life Science Practice for Arthur Andersen. Mr. Celano is a Certified Public Accountant and holds a B.S. degree in Accounting from St. Joseph’s University.

For biographical information on Mr. Michels, see the Section entitled, “Executive Officers,” in this Proxy Statement.

Charles W. Patrick became a member of the Board in January 2006. Since 2000, Mr. Patrick has served as Principal of Patrick Consulting, a management consulting firm that helps diagnostic and technology companies develop sales, marketing and distribution strategies. During the period September 2000 through April 2001, he served as the acting President and Chief Executive Officer of Call Nexus, Inc., a provider of virtual call center services. From 1990 to 2000, Mr. Patrick served as Vice President of Sales and Marketing for Biosite Diagnostics, a medical diagnostics company, and had primary responsibility for developing and achieving

Biosite’s strategic sales and marketing objectives. Prior to his time at Biosite, Mr. Patrick served as World Wide Group Marketing Manager and held several other sales and marketing positions for the Diagnostics Division of Abbott Laboratories. Mr. Patrick received a B.A. in Communications/Journalism from the University of Central Florida. Mr. Patrick also serves on the Board of diaDexus, Inc.

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides an overview of the Company’s executive compensation programs together with a description of the material factors underlying the decisions which resulted in compensation for 2006 provided to the Company’s named executive officers (as presented in tables which follow this CD&A).

Compensation Philosophy.    The objectives of our compensation programs for executive officers are to:

•	reward the financial performance of the Company and achievement by the executive officers of financial and other individual performance objectives;

•	align the interests of the executive officers with the interests of our stockholders;

•	provide long-term incentives for the executive officers; and

•	set compensation levels sufficiently competitive to attract and retain high quality executives and to motivate them to contribute to our success.

Compensation for executive officers is established by the Compensation Committee of our Board (the “Committee”) in accordance with the above objectives. In setting executive compensation, the Committee considers the Company’s and each executive’s performance against previously established objectives, internal pay equity, the Company’s industry position, general industry data and recommendations of any third party compensation consultants engaged by the Committee. The Committee seeks to set aggregate compensation levels for executives near the median or fiftieth (50th) percentile of amounts paid by comparable medical diagnostics and healthcare companies, for performance consistent with the Company’s target financial and business plans for the applicable year. The fiftieth (50th) percentile is not an absolute target, and the aggregate compensation and the value of specific compensation components for individual executives may fall below or exceed that target depending on individual performance and contribution by the executive. Executives have an opportunity to achieve aggregate compensation up to or in excess of the seventy-fifth (75th) percentile for performance which exceeds the Company’s financial and business objectives. Aggregate compensation includes the total value of the base salary, incentive cash bonus and equity awards provided to each executive officer.

Compensation Components.    Our executive compensation program consists of the components set forth below.

1. Base Salary.    The Committee believes that competitive salaries must be paid in order to attract, retain and motivate high quality executives. At least annually, the Committee evaluates and determines the annual base salary for all executives. In determining salaries, the Committee evaluates the performance of the Chief Executive Officer and reviews performance evaluations and salary recommendations prepared by the Chief Executive Officer for all other executives. The Committee also considers salary levels paid at other medical diagnostics and healthcare companies, and any recommendations that may be made by any compensation consultant engaged to assist the Committee. The Committee has retained independent compensation consultants to review our executive compensation practices and to assist the Committee in establishing competitive compensation levels for our executives.

On an as-needed basis, the Committee may approve salary adjustments for executives to reflect promotions or changes in responsibilities, or to bring the salary of a particular executive more in line with the salaries offered at other medical diagnostics and healthcare companies. When such salary adjustments are made with respect to an executive, the Committee evaluates the proposed new salary in light of the total cash and non-cash compensation paid to the executive and whether reasonable pay equity will be maintained in light of that executive’s position, responsibilities, experience and contributions.

2. Incentive Cash Bonuses.    Annual cash bonuses are included as part of executive compensation because the Committee believes that a significant portion of each executive’s compensation should be structured as a variable incentive tied to both the performance of the Company as well as the individual contribution of the executive. On an annual basis, the Committee has adopted, with approval of the Board, a Management Incentive Plan (the “Incentive Plan”), which is intended to be the principal vehicle for incentive cash bonus awards.

Incentive cash bonuses are generally paid out of a cash pool funded under the Incentive Plan based on the Company’s achievement of certain specific financial objectives determined by the Committee and approved by the Board. For 2006 and prior years, these have consisted of revenue, operating income and cash flow from operations objectives for the applicable year. These targets were weighted as 40%, 40% and 20%, respectively, in determining the pool amount. The financial objectives can be adjusted by the Committee in an equitable manner to reflect changes in the Company’s business or assumptions underlying the original objectives.

With respect to each financial measure, a Threshold, Target and Maximum objective is established for the applicable year. The Target objectives generally reflect the Company’s financial plan for the year. The Threshold objectives represent a minimum level of performance for which the Committee is still willing to approve incentive cash bonuses. The Maximum objectives reflect an outstanding level of performance for which the Committee was willing to reward executives with bonuses substantially above the Target level payout.

If the Company meets the Target objectives for revenues, operating income and cash flow from operations, then the pool is funded at 100% of the aggregate target bonuses for all participants in the plan, as described below. The pool is funded at 50% of the aggregate target bonuses if all of the Threshold objectives are met and at 150% if all of the Maximum objectives are met. Pro-rata adjustments to the amount of funding are made where a particular financial measure falls above or below the Target. To the extent a financial measure falls below the Threshold objective, there would be no funding for that particular financial measure.

The amount of the cash bonus pool is determined by the Committee and recommended for Board approval. The Board may approve a pool greater than that recommended by the Committee if it determines that the Company has achieved a breakthrough performance by substantially exceeding the Maximum financial objectives for the applicable year.

Individual payments from the bonus pool to executives will depend on the size of the bonus pool and the executive’s achievement of individual performance objectives. These performance objectives for executive officers are determined annually by the Committee and relate specifically to both the Company’s overall financial performance and the functional areas for which each executive officer is responsible. Bonuses are paid, based on an assessment of each officer’s performance for the applicable year, using the targets set forth below which reflect a percentage of the executive officer’s base salary. The specific target bonus percentages are set at levels that the Committee believes are competitive with incentive cash bonus opportunities available at comparable medical diagnostics and healthcare companies for each executive position.

Title	Target Payouts
Chief Executive Officer	50%
Chief Operating Officer and Chief Financial Officer	50%
Executive Vice President	40%
Senior Vice President	30%
Vice President	20%

Individual performance criteria for executives are generally derived from our strategic objectives concerning financial performance, strategic planning, research and development, business development, regulatory affairs and quality control, manufacturing, engineering, information systems, sales and marketing, human resources, investor relations matters, legal matters and/or other objectives approved by the Board. These criteria are established on an annual basis. Awards reflect a weighted average measurement of each executive’s achievement of his or her individual performance objectives. The weighting given to a particular objective reflects the overall importance of the objective in light of the Company’s strategic goals and objectives.

If an executive officer is rated as a “Meets Expectations,” such officer has generally met his or her individual performance objectives for the applicable year and would be eligible to receive up to 100% of his or her target bonus, depending on the size of the bonus pool. If an executive officer is rated as “Exceeds Expectations,” such officer has exceeded his or her individual performance objectives and would be eligible to receive up to 125% of his or her target bonus. If an executive officer is rated as “Outstanding,” such officer has substantially exceeded his or her individual performance objectives and would be eligible to receive up to 150% of his or her target bonus. Where an executive officer is rated below “Meets Expectations,” no bonus would be payable.

Executive officers must be employed as of the end of the applicable calendar year and at the time that the bonus award is paid in order to participate in the Incentive Plan. The Committee will recommend for Board approval any bonus award for the Chief Executive Officer based on an assessment of his performance against his individual performance objectives for the applicable year. The Chief Executive Officer will recommend individual awards for the other executive officers for approval by the Committee based on an assessment of each officer’s performance against his or her applicable performance objectives. The Committee and Board have the right, in their sole discretion, to reject any or all of the recommended bonus awards, even if the bonus pool has been funded and any or all applicable performance criteria have been satisfied, based on the business conditions of the Company or other factors at or immediately after the end of the applicable year.

3. Equity Awards.    The Committee believes that the best way to promote the long-term growth of the Company is by compensating executives with equity in the Company in order to more closely align their interests with those of our stockholders. As a result, the Committee administers the OraSure Technologies, Inc. 2000 Stock Award Plan (the “Stock Plan”), pursuant to which grants of stock options and restricted shares are made to executive officers on an annual basis.

In January 2005, the Committee, with the approval of the Board, adopted Stock Award Guidelines for the Company’s management (the “Stock Award Guidelines”). The purpose of the Stock Award Guidelines is to provide a framework for determining annual equity awards for executives that reflect the executive’s duties and performance evaluation against individual objectives for the applicable year and to align the value of the awards for executives with long-term incentive awards for comparable positions at other medical diagnostics and healthcare companies. An executive must be rated as “Meets Expectations” or better in order to receive an equity award for a particular year. The Stock Award Guidelines, pursuant to which equity awards during 2006 were approved, provide for the grant of a mix of restricted stock and stock options to the Company’s senior management, based on an individual’s performance evaluation for a particular year, as shown in the table below:

	Performance Evaluation
	Meets Expectations		Exceeds Expectations		Outstanding
Position	Restricted Stock	Stock Option	Restricted Stock	Stock Option	Restricted Stock	Stock Option
Level I – CEO	52,500	45,000	65,625	56,250	78,750	67,500
Level II – CFO/EVP	21,000	18,000	26,250	22,500	31,500	27,000
Level III – SVP	14,000	12,000	17,500	15,000	21,000	18,000
Level IV – VP	8,750	7,500	10,938	9,375	13,125	11,250

In establishing the foregoing Stock Award Guidelines, the Committee decided that awards should consist of a mix of stock options and restricted stock rather than solely of stock options because such a mix would have greater value as a long-term incentive and retention mechanism.

Stock options granted by the Committee have an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant, which is calculated as the mean between the high and low sales price of the Common Stock as reported by NASDAQ for that date. Stock options generally vest over four years, with the first 25% vesting after one year and the remaining 75% vesting on a monthly basis over the next three years following the first anniversary of the grant date. Grants of restricted stock generally vest over a three-year period, with one-third vesting on the first anniversary of the grant date, a second third vesting on the second anniversary and the final third vesting on the third anniversary. These vesting restrictions serve to promote the Company’s long-term growth by restricting executives’ ability to realize short-term gains from their awards. The Committee believes the terms of its equity awards to executives are competitive with the terms of equity awards offered at other medical diagnostics and healthcare companies.

Equity awards are generally made by the Committee each year as part of the normal annual compensation cycle. The awards for a particular year generally occur in late January or early February of the following year after the Company’s full year financial results are known and performance evaluations for the executive officers and other senior managers have been prepared. Equity awards approved by the Committee for Mr. Michels are then reviewed and approved by the Board. In addition to the annual equity awards, the Committee may approve stock option and restricted stock awards for newly hired officers or in recognition of an executive’s promotion or expansion of responsibilities. These latter grants may have vesting or other terms that differ from the terms generally approved for annual equity awards.

4. Tally Sheets.    In connection with the determination of 2007 annual base salaries and incentive cash bonuses and equity awards for performance during 2006, the Committee adopted a practice of preparing a tally sheet for each executive. Tally sheets set forth the dollar amounts of all components of each executive’s current compensation, including salary, incentive cash bonus, equity awards and other benefits deemed relevant by the Committee. These tally sheets allow the Committee and management to review how a change in the amount of each compensation component affects each executive’s total compensation and to review each executive’s compensation in the aggregate. Based upon the review of tally sheets, the Committee establishes total compensation, in the aggregate, for our named executives which it believes to be reasonable and not excessive.

5. Retirement Programs.    We do not maintain any retirement programs other than a 401(k) profit sharing plan (the “401(k) Plan”). All of our employees, including executive officers, are eligible to participate in the 401(k) Plan. We make matching contributions for participants on a dollar-for-dollar basis up to $4,000 per year. Payments of benefits accrued for a 401(k) Plan participant will be made upon retirement or upon termination of employment prior to retirement, provided certain vesting conditions have been met by the participant prior to termination.

6. Perquisites and Other Compensation.    As a general matter, the Committee does not believe that executive officers should be treated differently than other employees, except that such officers should receive base salaries and have competitive bonus and equity award opportunities commensurate with their higher level of responsibility, and that certain officers should receive employment agreements as described below. Our healthcare, disability, insurance and other programs and benefits are the same for all eligible employees, including executive officers. Executive officers do not receive perquisites. There are no outstanding loans of any kind to any executive officer.

7. Employment Agreements.    The Company has entered into employment agreements with each of our named executive officers. In addition to the compensation elements discussed above, these agreements provide for post-employment severance payments and benefits in the event of termination of employment by the Company without “cause” or by the executive for “good reason” and provide enhanced severance payments upon such terminations in connection with a “change in control” of the Company. The terms of these agreements are discussed in more detail under the Section entitled, “Employment Agreements and Potential Payments Upon Termination or Change in Control,” in this Proxy Statement. The Committee believes that these agreements are consistent with industry practice at other medical diagnostics and healthcare companies, provide an incentive to the applicable executive to remain with the Company, and serve to align the interests of stockholders and senior executives in the event of a change in control of the Company.

Accounting and Tax Treatment of Compensation.    In approving the amount and form of compensation for executives, the Committee considers all elements of the cost to the Company of providing such compensation, including the potential impact of Section 162(m) of the Internal Revenue Code. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and for the four other most highly compensated officers unless compensation is performance-based. The Committee intends to maintain flexibility to pay compensation that is not entirely deductible when the best interests of the Company would make that advisable.

Non-Employee Director Compensation.    At the Board’s request and direction, the Committee reviews and recommends for Board approval an appropriate amount of compensation for non-employee members of the Board. These non-employee Directors receive annual fees and stock option grants in consideration for their service on the Board. For a further discussion of non-employee Director compensation, see the Section entitled, “Compensation of Directors,” in this Proxy Statement.

2006 Annual Base Salaries. Annual base salaries for 2006 for executive officers were established by the Committee based on the Company’s financial performance during 2005, an evaluation of the individual contributions of each officer compared to pre-established performance objectives for 2005, and a review of competitive compensation data and recommendations provided by Aon Consulting (“Aon”), an independent compensation consultant engaged by the Company to assist the Committee. An affiliate of Aon provides insurance brokerage services for the Company.

Aon collected and analyzed compensation data from a peer group consisting of the following 16 medical diagnostics and healthcare companies, which were determined to be comparable to the Company based on total revenues and number of employees: Abaxis, Inc., Adeza Biomedical Corp., American Bio Medica Corp., Bioveris Corp., Cepheid, Inc., Cholestech Corp., Digene Corp., Immunicon Corp., Iris International, Inc., Ivax Diagnostics, Inc., Meridian Bioscience, Inc., Monogram Biosciences, Neogen Corp., Quidel Corp., Third Wave Technologies, Inc., and Tripath Imaging, Inc. This peer information was supplemented with Radford Life Sciences Executive Survey data containing compensation information for biotechnology companies having 150 to 500 employees. The Radford data is compiled and published by an affiliate of Aon.

Based upon its review, Aon recommended an annual base salary increase budget of approximately 4.3% to ensure that aggregate executive compensation was closely aligned with the fiftieth (50th) percentile of the market, with additional higher adjustments for certain officers whose compensation was below the fiftieth (50th) percentile. In order to reflect the Company’s performance and each executive’s contributions, and to equitably move salaries toward the fiftieth (50th) percentile or maintain them at that level, the Committee approved annual base salary increases in accordance with the guidelines set forth below:

Performance Rating	Low	Mid	High
Meets Expectations	3.00%	3.25%	3.50%
Exceeds Expectations	4.25%	4.50%	4.75%
Outstanding	5.50%	5.75%	6.00%

In accordance with the above guidelines, executives with base salaries at or above the seventy-fifth (75th) percentile of the market data for their position received a salary increase under the “Low” column based on their individual performance during 2005. Officers with base salaries at the fiftieth (50th) percentile level were granted increases under the “Mid” column, and officers at or below the twenty-fifth (25th) percentile received salary increases under the “High” column, in each case based on their individual performance evaluations for 2005. Any officers rated below “Meets Expectations” did not receive a salary increase.

In establishing the 2006 annual base salaries for Mr. Michels and the other executives, the Committee was heavily influenced by our strong financial performance and the fact that we exceeded our financial objectives for 2005. Our revenues were more than $69 million in 2005, representing a 28% increase over 2004. Cash flow from operations was $10.4 million and operating income was $7.6 million for 2005. This compared to our financial targets for 2005 of $67.5 million in revenues, $4.6 million in cash flow from operations and operating income of $3 million. Additionally, net income for 2005 was $27.4 million, including an $18.2 million non-cash income tax benefit, which represented a substantial improvement over the $0.6 million net loss recorded for 2004, and our gross margin was 60% for 2005, a slight improvement over the gross margin of 59% for 2004. These results were weighted at 50% in evaluating the 2005 performance of Mr. Michels and the other executives.

In addition to our record financial performance during 2005, the Committee was influenced by the substantial progress made by the Company towards achieving its strategic objectives of expanding its existing product lines and technologies, development or acquisition of additional point-of-care tests for infectious diseases, and the development of new over-the-counter (“OTC”) products, as follows:

•

The base business expanded significantly during 2005 as evidenced by revenue increases of 67% for infectious disease testing, 34% for substance abuse testing and 13% for cryosurgical systems, as compared to 2004;

•

Several new distributor relationships were added during 2005, the most significant of which was SSL International plc for the distribution of our OTC cryosurgical product in Europe, Australia and New Zealand;

•	We successfully negotiated a license to several hepatitis C (“HCV”) patents from Ortho-Clinical Diagnostics and Chiron Corporation, under which we began development of an OraQuick® HCV test;

•	We formed a multi-disciplinary team to work closely with the FDA to determine the framework for obtaining FDA approval of our OraQuick ADVANCE® test for sale in the U.S. OTC market; and

•	We substantially strengthened our senior management team during 2005 with the successful recruitment of a new Chief Science Officer and Senior Vice President, Regulatory Affairs/Quality Assurance.

In light of the foregoing, the Committee concluded that Mr. Michels had made significant contributions during 2005 and had substantially exceeded his performance objectives, thereby warranting a performance rating for 2005 of “Outstanding.” As a result, and since Mr. Michels’ compensation was at about the fiftieth (50th) percentile, the Committee increased Mr. Michels’ salary from $410,000 to $433,600 per year, which represented an approximate 5.75% annual increase. This increase placed Mr. Michels’ salary at slightly above the fiftieth (50th) percentile based on the Aon peer group data.

Mr. Spair’s annual base salary for 2006 was increased from $295,218 to $311,500, representing an approximate 5.50% increase. Mr. Spair’s performance was also rated “Outstanding” by the Committee, and this increase reflected the fact that his salary was slightly below the seventy-fifth (75th) percentile. In evaluating Mr. Spair’s performance, the Committee also considered his strong contributions in managing investor relations, his leadership in reviewing the Company’s options for strategic transactions, and his supervision of the Company’s finance, accounting and human resources functions.

Mr. Formica’s annual base salary was increased from $249,686 to $260,300, representing a 4.25% increase. Mr. Formica was rated as “Exceeds Expectations” and his increase reflected the fact that his salary was slightly below the seventy-fifth (75th) percentile. In evaluating Mr. Formica’s performance, the Committee also considered his strong contributions in reducing the costs to produce our products, his efforts to automate and improve our manufacturing processes, and his support of a number of key regulatory and quality initiatives.

Mr. Zack’s annual base salary was increased from $229,743 to $245,100. This represented a 4.50% increase plus a $5,000 adjustment to bring Mr. Zack’s base salary close to the fiftieth (50th) percentile. Mr. Zack was rated as “Exceeds Expectations” for 2005 and his increase reflected the fact that his salary was below the fiftieth (50th) percentile. In evaluating Mr. Zack’s performance, the Committee also considered his efforts to continue increasing sales of all product lines, in both the United States and internationally.

Finally, Dr. Lee’s annual base salary was increased from $250,000 to $258,200, representing an increase of 3.25%. Dr. Lee was rated as “Meets Expectations” and his increase reflected the fact that his salary was slightly below the fiftieth (50th) percentile. Since Dr. Lee joined the Company in September 2005, his performance evaluation largely reflected the fact that he had only just started to implement improvements to our research and development department and product development process.

In September 2006, Mr. Michels recommended that Mr. Spair be promoted to the position of Chief Operating Officer. As a result of this promotion, Mr. Spair would assume overall supervisory responsibilities for both the Company’s Operations and Sales and Marketing Departments, while retaining his responsibilities as Chief Financial Officer. Based on Mr. Spair’s past performance and significant contributions to the Company, as well as the recommendation of the Committee, the Board approved Mr. Spair’s promotion and increased his annual base salary from $311,500 to $350,000. In connection with its upcoming compensation decisions for performance during 2006, the Committee had previously engaged Mercer Human Resources Consulting (“Mercer”), an independent compensation consultant, to assess the Company’s executive compensation practices and to evaluate the compensation paid executive officers against market data for comparable biotechnology and medical diagnostic companies. The peer group of similarly sized diagnostic and healthcare companies used by Mercer included Gen-Probe, Inc., Biosite, Inc., Ventana Medical System, Inc., Immucor, Inc., Digene Corp., Stratagene Corp., Lifecell Corp., Meridian Bioscience, Inc., Quidel Corp., Savient Pharmaceuticals, Inc., Tripath Imaging, Inc., Cepheid, Inc., Angiodynamics, Inc., Abaxis, Inc., Monogram Biosciences, Inc., Adeza Biomedical Corp., and Isis Pharmaceuticals, Inc. Mr. Spair’s new salary was set at slightly below the fiftieth (50th) percentile for annual base salaries paid to Chief Operating Officers at companies in the Mercer peer group. In addition, in September 2006, Mr. Michels recommended an increase in Dr. Lee’s annual base salary from $258,000 to $300,000, in order to reflect his strong contributions and assumption of increased responsibilities related to the reorganization of the research and development department and expansion of the Company’s product development process, and to bring his compensation closer to the fiftieth (50th) percentile as indicated in the Mercer study. Dr. Lee’s salary increase was also approved by the Board.

2006 Incentive Cash Bonuses.    In February 2007, the Committee approved incentive cash bonuses to the executive officers under the 2006 Self-Funding Management Incentive Plan (the “2006 Incentive Plan”). Under the 2006 Incentive Plan, the Committee had previously established Threshold, Target and Maximum financial objectives to be used to fund the bonus pool, based on revenues, operating income and cash flow from operations for 2006. If the Company were to achieve the Target objectives, then the bonus pool would be funded at approximately $1.375 million, which equals 100% of the aggregate target bonus amounts for the Company’s senior management. If the Company were to achieve only the Threshold objectives, then the bonus pool would be funded at approximately $688,000 or 50% of the aggregate target bonus, and if the Company were to achieve the Maximum objectives, then the bonus pool would be funded at approximately $2.1 million or 150% of the aggregate target bonuses.

The level of bonus pool funding under the 2006 Incentive Plan was based on the extent to which the Company achieved the following financial objectives:

Financial Objectives	Threshold	Target	Maximum	2006 Results
Revenues	$84.6 million	$89.0 million	$93.5 million	$68.2 million
Operating Income	$5.3 million	$7.5 million	$11.0 million	$5.5 million
Cash Flow from Operations	$8.3 million	$10.5 million	$14.0 million	$16.9 million
Pool Funding	$688,000	$1.375 million	$2.063 million	$688,000

During 2006, the Company achieved revenues of $68.2 million, operating income of $5.5 million and cash flow from operations of $16.9 million. As a result, the bonus pool received no funding for revenue achievement since sales fell below the Threshold level indicated above. However, the bonus pool received approximately $275,000 for achievement of the operating income Threshold level and approximately $413,000 for achievement of the cash flow from operations Maximum level, for a total funded bonus pool of $688,000.

In February 2007, the Committee approved the distribution of individual bonus awards to executive officers from the bonus pool for 2006, based on their target bonus amounts and an assessment of each officer’s performance during 2006 against pre-established performance objectives. The Company’s Target financial objectives were also included as part of each executive officer’s individual performance objectives and were weighted at 50% for Messrs. Michels and Spair and 40% for the remaining executive officers, except for Dr. Lee who had a 30% weighting for these objectives. As a result, in evaluating the 2006 performance of Mr. Michels and the other executive officers, the Committee was heavily influenced by the Company’s failure to achieve its revenue and operating income financial objectives. No executive officer was rated as “Exceeds Expectations” or “Outstanding,” except for Dr. Lee, who was rated as “Exceeds Expectations.” Mr. Michels and all other executive officers were rated as “Meets Expectations.” The Committee believed that some bonus awards were appropriate, but at a level substantially below target.

In evaluating Mr. Michels’ performance for 2006, the Committee noted that despite a revenue shortfall for 2006, the Company nevertheless was able to achieve $5.5 million in operating income and a record $16.9 million in cash flow from operations which substantially exceeded the Maximum objective. The Committee further observed that the revenue shortfall during 2006 was attributable in large part to a 50% reduction in purchases of our domestic OTC cryosurgical product by our distributor, Prestige Brands Holdings, Inc., and lower government bulk purchases of our OraQuick® HIV test, both of which were unexpected. Mr. Michels’ performance evaluation was also influenced by the following positive accomplishments during 2006:

•	The strong leadership and strategic focus by management despite the financial challenges faced in 2006;

•	Increased sales of our OraQuick ADVANCE® test of 19% and increased sales of Intercept® of 15%, compared to 2005;

•

Significant progress towards obtaining FDA approval of our OraQuick ADVANCE® test for use in the OTC market, including successful completion of “stress” or “flex” studies showing the robustness of the test in home use, the design and commencement of initial label comprehension studies, development of packaging and labeling suitable for the OTC market, and completion of initial work on the design of a counseling and referral system;

•

Successful implementation of a new product development process which has resulted in significant progress towards extending the shelf life of our OraQuick ADVANCE® HIV-1/2 test and the development of an OraQuick® HCV test;

•

Expansion of our international business, including the addition of new distributor relationships, significant progress towards obtaining a CE mark for our OraQuick ADVANCE® HIV-1/2 test, and the filing for registrations of this product in several foreign countries.

•	Negotiation and execution of an agreement with Schering-Plough Corporation for collaboration on the development and promotion of an OraQuick® HCV test;

•

Execution of a letter of intent with Roche Diagnostics for the negotiation of a joint development and commercialization agreement for high throughput fully-automated oral fluid assays for use with our Intercept® test;

•	Successful installation and implementation of a company-wide Enterprise Resource Planning System (“ERP”); and

•

Strengthening our management team, with the successful recruitment of a new Senior Vice President, Business Development, Vice President, Sales, Vice President, International Sales and Senior Vice President, Human Resources.

Based on the foregoing, the Committee awarded Mr. Michels a $108,400 bonus for 2006, which represented 25% of his annual base salary compared to his target bonus of 50%. Mr. Michels’ 2006 incentive cash bonus was also approved by the full Board.

The Committee awarded Mr. Spair a bonus of $87,500, which represented 25% of his base salary compared to his target bonus of 50%. In reaching this determination, the Committee also recognized Mr. Spair’s continued work in improving investor relations, assistance in evaluating potential strategic transactions, leadership in the implementation of the ERP, supervision of Sarbanes-Oxley compliance, assistance in completing the purchase of two previously leased facilities in Bethlehem, Pennsylvania and closing several other significant transactions during the year, and ongoing supervision of the finance, accounting and human resources functions.

The Committee awarded Mr. Formica a bonus of $52,100, which represented 20% of his base salary compared to his target of 40%. In approving this award, the Committee considered Mr. Formica’s efforts to reduce the cost of producing our products, to automate manufacturing of our OraQuick ADVANCE® HIV-1/2 test and oral specimen collection devices, to improve our manufacturing processes and to complete various other operational initiatives.

The Committee awarded Mr. Zack a bonus of $49,000, which represented 20% of his base salary compared to his target of 40%. In approving this award, the Committee considered his efforts to expand the Company’s domestic sales, especially of OraQuick® in the public health and hospital markets and our Intercept® product in all markets, his progress in growing the Company’s international sales, his successful recruitment of new sales and marketing executives and his leadership of various other sales and marketing initiatives.

Finally, the Committee awarded Dr. Lee a $75,000 bonus, which represented 25% of his base salary compared to his target of 40%. In approving this award, the Committee considered his efforts to extend the shelf life of our OraQuick ADVANCE® HIV-1/2 test, his assistance in applying for a CE mark for OraQuick ADVANCE®, his support of our efforts to obtain FDA approval to sell OraQuick ADVANCE® in the U.S. OTC market, his leadership in the development of a new OraQuick® HCV test and fully-automated homogeneous high throughput oral fluid drugs of abuse assays, and his reorganization and restructuring of our research and development department and product development process.

2006 Equity Awards.    In January 2006, utilizing the Stock Award Guideline described above, the Committee approved stock option and restricted stock awards for the executive officers, based on the performance evaluations of such officers for 2005 (discussed above under “2006 Annual Base Salaries”), as set forth below:

Executive Officer	Performance Evaluation	Restricted Shares	Stock Options
Douglas A. Michels	Outstanding	78,750	67,500
Ronald H. Spair	Outstanding	31,500	27,000
P. Michael Formica	Exceeds Expectations	26,250	22,500
Joseph E. Zack	Exceeds Expectations	26,250	22,500
Stephen R. Lee, Ph.D.	Meets Expectations	21,000	18,000

In addition, in September 2006 the Board awarded 50,000 restricted shares to Mr. Spair and 40,000 restricted shares to Dr. Lee. These awards were determined after consultation with Mercer and were granted in order to reflect the expanded responsibilities of Mr. Spair as a result of his promotion to Chief Operating Officer and the strong contribution and increased responsibilities of Dr. Lee and to better align their long-term compensation with the peer group data collected by Mercer.

Other Post-2006 Compensation Determinations.    In February 2007, the Committee approved new 2007 annual base salaries for the executive officers, based on the Committee’s review of the total cash and non-cash compensation paid to the executives, considerations of internal pay equity and the peer group data developed by Mercer. In addition, the Committee approved (1) equity awards under the Stock Award Guidelines based on performance of the executive officers during 2006, (2) the terms of the 2007 Management Incentive Plan (the “2007 Incentive Plan”), pursuant to which executive officers will be eligible to receive incentive cash bonuses for performance during 2007, and (3) revised Stock Guidelines pursuant to which equity awards may be granted to executive officers based on performance during 2007 (the “2007 Stock Guidelines”). Mr. Michels 2007 annual base salary and equity grant for 2006, the terms of the 2007 Incentive Plan and the 2007 Stock Guidelines were also approved by the Board. A more detailed description of the 2007 Incentive Plan and 2007 Stock Guidelines is set forth in our current Report on Form 8-K, filed February 8, 2007.

Other Elements of Compensation.    The Committee reviewed each other element of compensation set forth in the Summary Compensation Table set forth below, and found them to be consistent with the Company’s compensation philosophy as described above.

Summary Compensation Table

The following table summarizes the compensation of our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers of the Company (collectively, including the Chief Executive Officer, the “Named Executive Officers”), for the year ended December 31, 2006:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1)(3) ($)	Option Awards(2)(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All other Compensation(5) ($)	Total ($)
Douglas A. Michels President and Chief Executive Officer	2006	$433,146	—	$584,325	$593,963	$108,400	—	$4,000	$1,723,834

Ronald H. Spair Chief Financial Officer and Chief Operating Officer	2006	$320,220	—	$283,477	$277,078	$87,500	—	$4,000	$972,275

P. Michael Formica Executive Vice President, Operations	2006	$260,096	—	$207,940	$251,326	$52,100	—	$4,000	$775,462

Joseph E. Zack Executive Vice President, Marketing and Sales	2006	$244,805	—	$163,833	$214,425	$49,000	—	$4,000	$676,063

Stephen R. Lee, Ph.D. Executive Vice President, Research and Development	2006	$267,849	—	$209,762	$162,363	$75,000	—	$4,000	$718,974

(1)	The values set forth in this column reflect the compensation expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment (“SFAS 123R”), of restricted stock awards made to the Named Executive Officers under the Company’s Stock Award Plan, and may include amounts from restricted stock granted in and prior to 2006. The market value of these shares at the date of grant is recognized on a straight-line basis over the vesting period. Additional information regarding restricted stock awards is included in footnote 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2007 (the “2006 10-K Report”).

(2)	The values set forth in this column reflect the compensation expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123R, of stock option awards made to the Named Executive Officers under the Stock Award Plan, and may include costs for stock options granted in and prior to 2006. Assumptions used in the calculation of those amounts are included in footnote 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s 2006 10-K Report.

(3)	The indicated amounts do not include any expense associated with the restricted stock and stock option awards granted to the Named Executive Officers in February 2007 in respect of performance during 2006. See the Section entitled, “Other Post-2006 Compensation Determinations,” in the CD&A.

(4)	The indicated amounts reflect incentive cash bonuses paid to the Named Executive Officers pursuant to the 2006 Incentive Plan, based on performance during 2006. For a description of these incentive cash bonus payments, see the Section entitled, “2006 Incentive Cash Bonuses,” in the CD&A.

(5)	The indicated amounts reflect cash contributed to a 401(k) profit sharing plan as an employer-matching contribution, which is offered to all employees of the Company.

Grants of Plan-Based Awards

The following table summarizes information concerning possible and actual restricted stock and stock option awards for the Named Executive Officers during the fiscal year ended December 31, 2006, as well as possible payouts under the 2006 Incentive Plan:

Name	Grant Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)						Estimated Possible Payouts Under Equity Incentive Plan Awards(3)			All other Stock Awards: Number Of Shares Of Stock Or Units (#)	All other Option Awards: Number Of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(4) ($/Sh)		Grant Date Fair Value of Stock and Option Awards(5) ($)
		Threshold ($)		Target ($)		Maximum ($)		Threshold (# Shs.)	Target (# Shs.)	Maximum (# Shs.)
Douglas A. Michels President and Chief Executive Officer	1/23/06 1/23/06 N/A	$	— — 108,400	$	— — 216,800	$	— — 325,000	52,500 RS 45,000 SO —	62,625 RS 56,250 SO —	78,750 RS 67,500 SO —	78,750 — —	— 67,500 —	$	— 9.56 —	$ $	752,850 340,444 N/A

Ronald H. Spair Chief Financial Officer and Chief Operating Officer	1/23/06 1/23/06 9/29/06 N/A	$	— — — 87,500	$	— — — 175,000	$	— — — 262,500	21,000 RS 18,000 SO — —	26,250 RS 22,500 SO — —	31,500 RS 27,000 SO — —	31,500 — 50,000 —	— 27,000 — —	$	— 9.56 — —	$ $ $	301,140 136,177 409,000 N/A

P. Michael Formica Executive Vice President, Operations	1/23/06 1/23/06 N/A	$	— — 52,060	$	— — 104,120	$	— — 156,180	21,000 RS 18,000 SO —	26,250 RS 22,500 SO —	31,500 RS 27,000 SO —	26,250 — —	— 22,500 —	$	— 9.56 —	$ $	250,950 113,481 N/A

Joseph E. Zack Executive Vice President, Marketing and Sales	1/23/06 1/23/06 N/A	$	— — 49,020	$	— — 98,040	$	— — 147,060	21,000 RS 18,000 SO —	26,250 RS 22,500 SO —	31,500 RS 27,000 SO —	26,250 — —	— 22,500 —	$	— 9.56 —	$ $	250,950 113,481 N/A

Stephen R. Lee, Ph.D. Executive Vice President, Research and Development	1/23/06 1/23/06 9/29/06 N/A	$	— — — 60,000	$	— — — 120,000	$	— — — 180,000	21,000 RS 18,000 SO — —	26,250 RS 22,500 SO — —	31,500 RS 27,000 SO — —	21,000 — 40,000 —	— 18,000 — —	$	— 9.56 — —	$ $ $	200,760 90,785 327,200 N/A

(1)	Annual equity incentive awards to Named Executive Officers, consisting of a combination of restricted stock (“RS”) and stock options (“SO”), are determined for each year pursuant to the Stock Award Guidelines, based on an evaluation of each officer’s performance during the year against previously established performance objectives. Annual equity awards made during 2006 were approved by the Compensation Committee on January 23, 2006 for performance during 2005. Additional grants of restricted stock were approved on September 29, 2006 for Mr. Spair in connection with his promotion to Chief Operating Officer and for Dr. Lee in recognition of his strong contribution and expanded responsibilities. For a description of these equity awards and their terms, see the Sections entitled, “Compensation Components – Equity Awards” and “2006 Equity Awards,” in the CD&A.

(2)	The indicated amounts represent possible payments to the Named Executive Officers under the 2006 Incentive Plan for performance during 2006. On February 1, 2007, incentive cash bonus payments under the 2006 Incentive Plan were approved by the Compensation Committee for the Named Executive Officers based on the Company’s achievement of certain financial objectives for 2006 and an assessment of each officer’s performance against pre-established performance objectives. A further description of the payments approved under the 2006 Incentive Plan is set forth in the Section entitled, “2006 Incentive Cash Bonuses,” in the CD&A. Actual amounts paid for 2006 are also disclosed in the Summary Compensation Table.

(3)

The indicated amounts represent the possible number of shares which could have been granted to Named Executive Officers in 2006 in the form of restricted stock and stock options pursuant to the Stock Award Guidelines, based on each officer’s performance during 2005. Specific awards of restricted stock and stock options were approved by the Compensation Committee for the Named Executive Officers pursuant to the Stock Award Guidelines on January 23, 2006 based on an assessment of each officer’s performance against pre-established performance objectives for 2005. A further description of these equity awards and their terms is set forth in the Sections entitled, “Compensation Components – Equity Awards” and “2006 Equity Awards,” in the CD&A. Compensation expense associated with RS and SO awards for 2006 and prior years is disclosed in the Summary Compensation Table.

(4)	The exercise price for stock options is the fair market value of the Company’s Common Stock on the date of grant, which is calculated as the mean between the high and low sales price of the Common Stock as reported by NASDAQ for applicable date.

(5)	The indicated amounts represent the grant date fair value calculated in accordance with SFAS 123R.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes information regarding unexercised stock options and unvested restricted stock held by the Named Executive Officers at December 31, 2006:

	Option Awards(1)						Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options(2) (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh.)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Douglas A. Michels President and Chief Executive Officer	250,000 32,344 — — — —	150,000 35,156 67,500 — — —	— — — — — —	$ $ $	7.77 5.60 9.56 — — —	6/22/2014 1/26/2015 1/23/2016 — — —	— — — 194,400 52,500 78,750	$ $ $	— — — 1,605,744 433,650 650,475	— — — — — —	— — — — — —

Ronald H. Spair Chief Financial Officer and Chief Operating Officer	150,000 65,000 88,125 72,917 12,938 — — — —	— — 1,875 27,083 14,062 27,000 — — —	— — — — — — — — —	$ $ $ $ $ $	10.70 5.87 6.96 8.20 5.60 9.56 — — —	11/1/2011 1/31/2012 1/31/2013 1/14/2014 1/26/2015 1/23/2016 — — —	— — — — — — 21,000 31,500 50,000	$ $ $	— — — — — — 173,460 260,190 413,000	— — — — — — — — —	— — — — — — — — —

P. Michael Formica Executive Vice President, Operations	52,960 33,750 45,000 73,438 72,917 10,781 — — —	— — — 1,562 27,083 11,719 22,500 — —	— — — — — — — — —	$ $ $ $ $ $ $	10.71 7.09 5.87 6.96 8.20 5.60 9.56 — —	10/16/2010 12/13/2010 1/31/2012 1/31/2013 1/14/2014 1/26/2015 1/23/2016 — —	— — — — — — — 17,500 26,250	$ $	— — — — — — — 144,550 216,825	— — — — — — — — —	— — — — — — — — —

Joseph E. Zack Executive Vice President, Marketing and Sales	125,000 29,375 54,688 10,781 — — —	— 625 20,312 11,719 22,500 — —	— — — — — — —	$ $ $ $ $	4.06 6.96 8.20 5.60 9.56 — —	9/9/2012 1/31/2013 1/14/2014 1/26/2015 1/23/2016 — —	— — — — — 17,500 26,250	$ $	— — — — — 144,550 216,825	— — — — — — —	— — — — — — —

Stephen R. Lee, Ph.D. Executive Vice President, Research and Development	39,063 — — — —	85,937 18,000 — — —	— — — — —	$ $	8.97 9.56 — — —	9/23/2015 1/23/2016 — — —	— — 26,666 21,000 40,000	$ $ $	— — 220,261 173,460 330,400	— — — — —	— — — — —

(1)	The indicated information does not include restricted stock or stock options awarded to the Named Executive Officers in February 2007 pursuant to the Stock Award Guidelines, in respect of performance during 2006. For a further discussion of such awards, see the Section entitled, “Other Post-2006 Compensation Determinations,” in the CD&A.

(2)	Stock options vest over four years, with the first 25% vesting on the first anniversary of the grant date and the remaining 75% vesting on a monthly basis over the next three years following the first anniversary of the grant date. Grants of restricted stock vest over a three-year period, with one-third vesting on the first anniversary of the grant date, a second third vesting on the second anniversary and the final third vesting on the third anniversary.

(3)	The indicated values were determined by multiplying the number of unvested shares of restricted stock shown in this table by $8.26 per share, the closing price of the Company’s Common Stock as reported by NASDAQ on December 29, 2006, the last trading date in 2006.

Option Exercises and Stock Vested

The following table summarizes information with respect to the exercise of stock options and vesting of restricted stock for each of the Named Executive Officers during the fiscal year ended December 31, 2006:

	Option Awards(1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number Of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Douglas A. Michels President and Chief Executive Officer	—	—	52,170	$507,392

Ronald H. Spair Chief Financial Officer and Chief Operating Officer	—	—	40,500	$385,065

P. Michael Formica Executive Vice President, Operations	—	—	28,750	$263,613

Joseph E. Zack Executive Vice President, Marketing and Sales	—	—	16,250	$151,638

Stephen R. Lee, Ph.D. Executive Vice President, Research and Development	—	—	13,334	$107,139

(1)	No stock options were exercised by any of the Named Executive Officers during 2006.

(2)	The indicated amounts were calculated by multiplying the number of restricted shares acquired upon vesting by the market value of the Company’s Common Stock on the applicable vesting date. The market value was determined by calculating the mean between the high and low sales price of the Common Stock as reported by NASDAQ on the vesting date.

Pension Benefits

We provide no pension benefits to the Named Executive Officers other than the right to participate in our 401(k) Plan. For a further description of the terms of the 401(k) Plan, see the Section entitled, “Compensation Components – Retirement Programs,” in the CD&A.

Nonqualified Deferred Compensation

None of the Named Executive Officers has received any nonqualified deferred compensation during the fiscal year ended December 31, 2006.

Employment Agreements and Potential Payments Upon Termination or Change in Control

Mr. Michels has an employment agreement with the Company that provides for the various components of compensation described in the CD&A. In addition, upon a termination of employment, Mr. Michels’ contract provides for certain post-employment severance and other benefits, as described below.

Mr. Michels’ employment agreement will terminate upon his death or disability, or Mr. Michels may terminate the agreement at any time upon 90 days written notice to the Company, by providing written notice within 90 days of an event constituting “good reason” (as defined below), or upon 90 days written notice delivered to the Company within 180 days following a “change in control” (as defined below). Mr. Michels’ employment agreement can also be terminated by the Company for “cause” (as defined below) or without “cause.”

As used in the agreement, the term “good reason” means (i) a material breach of the agreement by the Company that is not cured within 30 days of written notice, (ii) any diminution in Mr. Michels’ position, duties or responsibilities or requirement that Mr. Michels report to any person other than the Board of Directors, (iii) any relocation of Mr. Michels’ primary place of work to a location that is more than 25 miles from the Company’s Bethlehem, Pennsylvania facilities, or (iv) a reduction in Mr. Michels’ salary. The agreement further provides that any of the following events shall constitute “cause”: (a) the willful and continued failure by Mr. Michels to substantially perform his duties, (b) the engaging by Mr. Michels in gross misconduct or gross negligence materially injurious to the Company, (c) the commission of an act by Mr. Michels in direct competition with or materially detrimental to the Company’s best interests, or (d) Mr. Michels’ commission of a felony.

A “change in control” generally is defined to take place when disclosure of such a change would be required by the proxy rules promulgated by the SEC or when:

•

a person (other than the Company, any of its subsidiaries, any employee benefit plan of the Company, or any person with voting power arising from a revocable proxy) acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 30% or more of the combined voting power of the Company’s voting securities;

•	less than a majority of the directors are persons who were either nominated or selected by the Board;

•

the consummation of any consolidation or merger in which the Company is not the surviving corporation or the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company; or

•	the approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company.

A “change in control period” is the period which begins three months prior to the occurrence of a change in control and ends 18 months after the occurrence of a change in control.

Upon the termination of Mr. Michels’ employment upon his death or disability, by Mr. Michels for any reason other than good reason or by the Company for cause, Mr. Michels will be entitled to receive his salary through the date of termination and any bonus approved by the Board or the Compensation Committee prior to the date of termination but not yet paid and, in the case of a termination upon his death or disability, a cash bonus for the calendar year in which termination occurs that Mr. Michels would have received but for his death or disability, prorated through the date of death or commencement of disability. Upon termination of the agreement by Mr. Michels with good reason or after a change in control or by the Company without cause (which includes the Company’s failure to renew the agreement), Mr. Michels would be entitled to receive his salary through the date of termination and any bonus that has been approved by the Board or the Compensation Committee prior to the date of termination but not yet paid, a cash bonus for the calendar year in which termination occurs equal to Mr. Michels’ target bonus for such year, and for a period of one year after the date of termination, benefits for Mr. Michels and/or his family at levels substantially equal to those that would have been provided to them by the Company if Mr. Michels’ employment had not been terminated. If termination is for good reason or without cause (which includes the Company’s failure to renew the agreement) and does not occur during a change in control period, Mr. Michels would also continue to receive his salary for 12 months after termination or, if greater and termination occurs during the initial three-year term of the agreement, the remainder of such initial term. If, however, termination is for good reason or without cause (which includes the Company’s failure to renew the agreement) and occurs during a change in control period, or if termination is by Mr. Michels after a change in control, Mr. Michels will be required to enter into a transitional services agreement with the Company pursuant to which he would provide transitional services for a six-month period following the termination date in exchange for payment of his salary over such period, and Mr. Michels would then continue to receive his salary for 30 additional months after completion of the six-month transition service period. Mr. Michels’ agreement also provides that the Company will pay an amount equal to the first $1 million of excise tax incurred under Section 280G of the Internal Revenue Code on compensation paid to Mr. Michels upon a change in control.

All stock awards granted to Mr. Michels are required to immediately vest (i) in the event of a change in control or (ii) if Mr. Michels’ employment is terminated for good reason by Mr. Michels or by the Company without cause during a change in control period, and 50% of such stock awards shall vest in the event Mr. Michels’ employment is terminated for good reason or by the Company without cause during any period other than a change in control period.

The termination and severance provisions in the employment agreements for the other Named Executive Officers are substantially similar to Mr. Michels’ employment agreement, with the following exceptions. The notice periods for termination of the agreements for Messrs. Spair, Formica, Zack and Dr. Lee are 60 days, rather than 90 days, and the Company is obligated to pay an amount up to the first $500,000, rather than $1 million, of excise tax imposed under Section 280G of the Internal Revenue Code on compensation paid as a result of a change in control. Messrs. Formica and Zack are entitled to receive 18 months, rather than 30 months, of continued salary after completion of the six-month transition services period, in the event of a termination of their agreements for good reason or without cause during a change in control period or after a change in control. Dr. Lee is entitled to receive (i) 18 months, rather than 12 months, of continued salary in the event his agreement is terminated without cause during a period that is not a change in control period but within 30 months after September 23, 2005, the date of his agreement, and (ii) 18 months, rather than 30 months, of continued salary after completion of the six-month transition service period, in the event of a termination of the agreement for good reason or without cause during a change in control period or after a change in control.

The following table provides estimates of the potential severance and other post-termination benefits the Named Executive Officers would receive assuming their employment was terminated as of December 31, 2006:

Name	Benefit	Voluntary Termination or Termination for Cause	Termination for Death or Disability(1)		Termination for Good Reason or Without Cause Not Within Change in Control Period(1)		Termination after Change in Control, or for Good Reason or Without Cause Within Change in Control Period(1)(2)
Douglas A. Michels President and Chief Executive Officer	Salary Continuation Bonus Accelerated Option Vesting Accelerated Restricted Stock Vesting Health Care Benefits	— — — — —	$ $	— 108,400 — 2,689,869 —	$ $ $ $ $	433,600 216,800 83,918 1,344,935 13,430	$ $ $ $ $	1,300,800 216,800 167,835 2,689,869 13,430

	Total	—		$2,798,269		$2,092,683		$4,388,734

Ronald H. Spair Chief Financial Officer and Chief Operating Officer	Salary Continuation Bonus Accelerated Option Vesting Accelerated Restricted Stock Vesting Health Care Benefits	— — — — —	$ $	— 87,500 — 846,650 —	$ $ $ $ $	350,000 175,000 20,757 423,325 8,999	$ $ $ $ $	1,050,000 175,000 41,514 846,650 8,999

	Total	—		$934,150		$978,081		$2,122,163

P. Michael Formica Executive Vice President, Operations	Salary Continuation Bonus Accelerated Option Vesting Accelerated Restricted Stock Vesting Health Care Benefits	— — — — —	$ $	— 52,100 — 361,375 —	$ $ $ $ $	260,300 104,120 17,430 180,688 13,428	$ $ $ $ $	520,600 104,120 34,859 361,375 13,428

	Total	—		$413,475		$575,966		$1,034,382

Joseph E. Zack Executive Vice President, Marketing and Sales	Salary Continuation Bonus Accelerated Option Vesting Accelerated Restricted Stock Vesting Health Care Benefits	— — — — —	$ $	— 49,000 — 361,375 —	$ $ $ $ $	245,100 98,040 16,615 180,688 9,163	$ $ $ $ $	490,200 98,040 33,230 361,375 9,163

	Total	—		$410,375		$549,606		$992,008

Stephen R. Lee, Ph.D. Executive Vice President, Research and Development	Salary Continuation Bonus Accelerated Option Vesting Accelerated Restricted Stock Vesting Health Care Benefits	— — — — —	$ $	— 75,000 — 724,121 —	$ $ $ $	450,000 120,000 — 362,061 9,163	$ $ $ $	600,000 120,000 — 724,121 9,163

	Total	—		$799,121		$941,224		$1,453,284

(1)	The indicated values for the accelerated vesting of stock options reflect (i) the number of option shares which would vest on an accelerated basis, multiplied by (ii) the excess, if any, of the $8.26 per share closing price for the Company’s Common Stock, as reported by NASDAQ on December 29, 2006 (the last trading date in 2006), over the applicable exercise price for each option. The indicated values for the accelerated vesting of restricted stock reflect the $8.26 per share closing price multiplied by the number of shares which would vest on an accelerated basis.

(2)	The Company will also pay the excise tax incurred under Section 280G of the Internal Revenue Code on compensation paid to the Named Executive Officers in the event of a change in control in an amount up to $1 million for Mr. Michels and $500,000 for the other Named Executive Officers.

Compensation of Directors

All non-employee Directors receive an annual fee of $25,000. In addition, the Chairman of the Board receives an additional annual fee of $20,000, the Chairmen of the Audit Committee and Compensation Committee receive an additional annual fee of $10,000 each, and the Chairman of the Nominating and Corporate Governance Committee receives an additional annual fee of $5,000. Thus, the Chairman of the Board, and the Chairmen of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee receive aggregate annual fees of $45,000, $35,000, $35,000 and $30,000, respectively. Annual fees are payable quarterly in advance.

Each non-employee Director receives a $2,000 fee for each Board meeting attended, and each member of a Board Committee receives an additional $1,000 fee for each Committee meeting attended. Fees will be payable for meetings held in person or by conference telephone. A meeting fee will only be paid with respect to a meeting for which minutes are prepared. Non-employee Directors also receive reimbursement for their reasonable out-of-pocket costs of attending Board and Committee meetings.

Non-employee Directors receive an initial grant of 40,000 stock options upon joining the Board (the “Initial Grant”). An additional grant of 40,000 stock options is also made to any non-employee Director who becomes Chairman of the Board (the “Chairman Grant”). Each non-employee Director receives an annual grant of 15,000 stock options (the “Annual Grant”) on the annual option grant date for officers and employees of the Company, except for the Chairman of the Board, who receives an Annual Grant of 25,000 stock options.

The options granted to non-employee Directors are nonqualified stock options and have an exercise price equal to the mean between the high and low sales prices of the Company’s Common Stock as quoted on NASDAQ on the grant date. Each Initial Grant and Chairman Grant generally vests on a monthly basis over the 24 months immediately following the grant date, and each Annual Grant generally vests on a monthly basis over the 12 months immediately following the grant date. Options become exercisable in full immediately upon the occurrence of a change in control of the Company. A change in control of the Company would occur on the happening of such events as the acquisition of beneficial ownership by a person or group of 30 percent or more of the outstanding Common Stock of the Company, certain changes in Board membership affecting a majority of positions, certain mergers or consolidations, a sale or other transfer of all or substantially all the Company’s assets, or approval by the stockholders of a plan of liquidation or dissolution of the Company, as well as any change in control required to be reported under the SEC’s proxy disclosure rules. Payment of the exercise price may be made in cash or by delivery of previously acquired shares of Common Stock having a fair market value equal to the aggregate exercise price.

The following table summarizes information related to compensation of non-employee Directors during the fiscal year ended December 31, 2006:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards(2)(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Michael Celano	$10,250	—	$20,155	—	—	—	$30,405
Jack Goldstein, Ph.D.	$21,486	—	$58,594	—	—	—	$80,080
Frank G. Hausmann	$46,500	—	$104,687	—	—	—	$151,187
Ronny B. Lancaster	$51,000	—	$104,687	—	—	—	$155,687
Charles W. Patrick	$47,484	—	$127,007	—	—	—	$174,491
Roger L. Pringle	$63,000	—	$104,687	—	—	—	$167,687
Douglas G. Watson	$73,500	—	$157,031	—	—	—	$230,531

(1)	Because Messrs. Michels and Spair are officers of the Company, they are not entitled to any separate compensation for service on the Board or any Committee thereof and have not been included in this table.

(2)	The values set forth in this column reflect the compensation expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123R, of stock option awards made to non-employee Directors under the Stock Award Plan, and this may include costs for stock options granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s 2006 10-K Report. This column does not include the value of any stock options awarded to non-employee Directors in February 2007.

(3)	Non-employee Directors held options to purchase the following aggregate number of shares of the Company’s Common Stock at December 31, 2006: Mr. Celano: 40,000 shares; Dr. Goldstein: 40,000 shares; Mr. Hausmann: 170,000 shares; Mr. Lancaster: 100,000 shares; Mr. Patrick: 40,000 shares; Mr. Pringle: 245,552 shares; and Mr. Watson: 190,000 shares. None of the non-employee Directors held any restricted shares as of December 31, 2006. The aggregate number of stock options and restricted shares held by Messrs. Michels and Spair are set forth in the table in the Section entitled, “Outstanding Equity Awards at Fiscal Year-End,” in this Proxy Statement. The grant day fair value of the stock options awarded to the non-employee Directors in 2006, calculated pursuant to SFAS 123R, is as follows: $167,420 for Mr. Celano; $189,524 for Dr. Goldstein; $100,872 for Mr. Hausmann; $100,872 for Mr. Lancaster; $207,223 for Mr. Patrick; $100,872 for Mr. Pringle and $151,308 for Mr. Watson.

Compensation Committee Interlocks and Insider Participation

Roger L. Pringle, Charles W. Patrick and Douglas G. Watson served as members of the Compensation Committee of the Board during 2006. None of Mr. Pringle, Mr. Watson or Mr. Patrick has served or is currently serving as an officer or employee of the Company, nor have they engaged in any transactions involving the Company which would require disclosure as a transaction with a related person. There are no compensation committee interlocks between the Company and any other entity involving the Company’s or such entity’s executive officers or board members.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section. This report shall not be deemed to be “incorporated by reference” into any document filed under the Securities Act of 1933, as amended, or the Exchange Act, whether such filing occurs before or after the date hereof, regardless of any general incorporation language in such filing.

The Compensation Committee of OraSure Technologies, Inc. has reviewed and discussed with the Company’s management the Section entitled, “Compensation Discussion and Analysis,” contained in this Proxy Statement. Based on that review and discussion, the Compensation Committee recommended to the Company’s Board of Directors that the foregoing Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2007 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE:

Roger L. Pringle, Chairman

Charles W. Patrick

Douglas G. Watson

March 26, 2007

Equity Compensation Plan Information

The following table provides information as of December 31, 2006 about the shares of Common Stock that may be issued upon the exercise of options under all of our equity compensation plans. These plans include the Stock Award Plan, the Epitope, Inc. 1991 Stock Award Plan (the “1991 Plan”), the Agritope, Inc. 1992 Stock Award Plan (the “Agritope Plan”), and the OraSure Technologies, Inc. Employee Incentive and Non-Qualified Stock Option Plan (the “Employee Incentive Plan”). The Stock Award Plan, the 1991 Plan and the Agritope Plan were Epitope equity compensation plans, and the Employee Incentive Plan was an STC Technologies, Inc. equity compensation plan. In connection with the merger of Epitope and STC into the Company on September 29, 2000, the Award Plan was adopted by the Company, and the Company assumed the obligation to issue shares for the then outstanding stock options granted under the Stock Award Plan, the 1991 Plan, the Agritope Plan and the Employee Incentive Plan. Additional grants of equity compensation may only be made under the Stock Award Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)		Weighted-average exercise price of outstanding options (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,115,604		$7.88		2,749,391	(1)
Equity compensation plans not approved by security holders	1,672,814	(2)	$6.61	(2)	—

Total	4,788,418				2,749,391

(1)	Represents shares remaining available for future issuance as of December 31, 2006 under the Stock Award Plan.

(2)	Includes 262,732 shares issuable as of December 31, 2006 under options at a weighted-average exercise price of $3.82 per share under the 1991 Plan, the Agritope Plan, and the Employee Incentive Plan.

Item 2. Ratification Of Appointment Of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has reappointed the firm of KPMG LLP (“KPMG”) as our independent registered public accounting firm for 2007. Ratification of this appointment requires the affirmative vote of a majority of shares present in person or by Proxy and entitled to vote at the Annual Meeting. In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted for ratification of the appointment of KPMG as our independent registered public accounting firm for 2007. If this appointment is not ratified by stockholders, the Audit Committee may reconsider its appointment.

One or more representatives of KPMG are expected to be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions. Your Board recommends that the stockholders vote “FOR” ratification of the appointment of KPMG.

Audit Fees; Audit-Related Fees; Tax Fees; All Other Fees.

The following table presents fees for professional audit services rendered by KPMG for the audits of our annual financial statements for the fiscal years ended December 31, 2006 and 2005, for the audits of our internal controls over financial reporting at December 31, 2006 and 2005 and management’s assessment of those controls and for the review of the financial statements included in our Quarterly Reports on Form 10-Q for the fiscal years ended December 31, 2006 and 2005. The following table also includes fees billed for other services rendered by KPMG:

	2006	2005
Audit fees(1)	$455,000	$418,700
Audit-related fees	—	—

Audit and audit related fees	$455,000	$418,700
Tax fees (2)	115,725	67,500
All other fees (3)	—	—

Total fees	$570,725	$486,200

(1)	Includes fees related to the audit of our financial statements for each indicated year, audits of our internal controls over financial reporting and management’s assessment of those controls for each indicated year, and interim reviews of our financial statements in the Company’s Quarterly Reports on Form 10-Q for each indicated year, notwithstanding when the fees were billed or when the services were rendered. Also, included in 2006 are professional services in connection with the review of a registration statement on Form S-8 and the issuance of a related consent.

(2)	During 2006 and 2005, we engaged KPMG to provide tax compliance, tax advice and tax planning services.

(3)	The Company did not pay any other fees to KPMG in connection with their services in 2006 and 2005.

During 2006 and 2005, we did not engage KPMG to provide any professional services related to financial information systems design and implementation.

The Audit Committee has adopted a general practice of pre-approving all audit and non-audit services provided to the Company by our independent registered public accounting firm. The Chairman of the Audit Committee has been delegated the authority to pre-approve audit and non-audit services having an aggregate value of up to $10,000 in between meetings of the Audit Committee, provided that such pre-approval is communicated to the Audit Committee at its next scheduled meeting. All services by KPMG have been pre-approved in accordance with these practices.

Annual Report

Our Annual Report to Stockholders for the year ended December 31, 2006 accompanies this Proxy Statement. On written request, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC (including a list briefly describing the exhibits thereto), to any record holder or beneficial owner of our Common Stock on March 26, 2007, the record date for the Annual Meeting, or to any person who subsequently becomes such a record holder or beneficial owner. Requests should be directed to the attention of the Secretary of the Company at our address set forth in the Notice of Annual Meeting of Stockholders immediately preceding this Proxy Statement.

Deadline For Stockholder Proposals

You may submit proposals for inclusion in the proxy materials for the Company’s 2008 Annual Meeting of Stockholders. Any such proposals must meet the stockholder eligibility and other requirements imposed by rules issued by the SEC and must be received by the Company at 220 East First Street, Bethlehem, Pennsylvania 18015, Attention: Secretary, in accordance with Rule 14a-8 promulgated under the Exchange Act, not later than December 10, 2007.

Our Bylaws provide that a stockholder proposal must meet certain predetermined requirements in order to be considered at the Annual Meeting. In order to be considered, a stockholder’s proposal must be made in writing to the Company’s Secretary and must be delivered to or received at our principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the meeting. However, if less than one hundred (100) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. The notice to the Secretary must set forth, with respect to each matter the stockholder proposes to bring before the meeting, a brief description of the matter and the reasons for considering that matter at the Annual Meeting. The notice must also include the name and record address of the stockholder, the class and number of shares of capital stock of the Company which are beneficially owned by the stockholder, and any material interest the stockholder has in the matter(s) proposed for consideration at the Annual Meeting. To the extent the Board of Directors or the SEC, or a court of competent jurisdiction, deems these Bylaw provisions to be inconsistent with the right of stockholders to request inclusion of a proposal in the Company’s proxy materials pursuant to Rule 14a-8 promulgated under the Exchange Act, such rule shall prevail.

BY ORDER OF THE BOARD OF DIRECTORS

Jack E. Jerrett

Secretary

April 9, 2007

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

	FOR	WITHHOLD	2. Ratification of Appointment of KPMG LLP	FOR	AGAINST	ABSTAIN
1. ELECTION OF DIRECTORS Class I (Term Expiring 2010)	☐	☐		☐	☐	☐
01 Douglas G. Watson 02 Jack Goldstein, Ph.D.

(Instruction: To withhold authority to vote for any individual nominee, mark FOR and strike a line through the nominee’s name in the list above. To withhold authority to vote for all nominees, mark WITHHOLD.)

Signature                                                                 Signature                                                                 Date                                                                 , 2007

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

é FOLD AND DETACH HERE é

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time May 14, 2007.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http:/ /www.proxyvoting.com/osur Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail , mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

PROXY

2007 Annual Meeting of Stockholders

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jack E. Jerrett and Mark L. Kuna, and each of them, proxies with full power of substitution, to vote all of the shares which the undersigned is entitled to vote at the 2007 Annual Meeting of Stockholders of OraSure Technologies, Inc. (the “Company”), to be held on Tuesday, May 15, 2007, and at any adjournment or adjournments thereof, with all the powers the undersigned would possess if personally present, with respect to the matters listed on the reverse side.

The shares represented by this Proxy, if properly executed, will be voted as specified on the reverse side or, if no specification is made, will be voted (i) FOR the election of the nominees listed on the reverse side as directors and (ii) FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2007. If any other business properly comes before the meeting, the proxies named above will have discretionary authority to vote thereon in accordance with their best judgement.

PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

é FOLD AND DETACH HERE é

OraSure Technologies, Inc.

2007 Annual Meeting of Stockholders

Tuesday, May 15, 2007